Exhibit 12.2
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                                                           AMERICA ONLINE INC.
                                                 RATIO OF EARNINGS TO FIXED CHARGES
                                                                                     Historical
                                            ---------------------------------------------------------------------------------
                                               Three Months
                                                   Ended
                                               September 30,                     Year Ended June 30,
                                                   2000                2000       1999       1998         1997        1996
                                            ---------------------------------------------------------------------------------
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Earnings:

Net income (loss) before income taxes          $     571           $  2,014    $ 1,088    $   (96)     $ (166)      $ (169)
Interest expense                                      15                 39         20         14           2            1
Amortization of capitalized interest                   -                  -          -          -           -            -
Portion of rents representative of an
  interest factor                                     56                179        145        108          56           17
Preferred stock dividend requirements of
  majority-owned subsidiaries                          -                  -          -          -           -            -
Adjustment for partially owned subsidiaries
  and 50% owned companies                              -                  -          -          -           -            -
Undistributed losses (earnings) of less than
  50% owned companies                                  -                  -          -          -           -            -
                                               ---------           --------    -------    -------      ------       ------
           Total earnings                      $     642           $  2,232    $ 1,253    $    26      $ (108)      $ (151)
                                               =========           ========    =======    =======      ======       ======
Fixed Charges:

Interest expense                               $      15           $     39    $    20    $    14      $    2       $    1
Capitalized interest                                   -                  4          -          -           -            -
Portion of rents representative of an interest
  factor                                              56                179        145        108          56           17
Preferred stock dividend requirements of
  majority-owned subsidiaries                          -                  -          -          -           -            -
Adjustment for partially owned subsidiaries                                                                 -
  and 50% owned companies                              -                  -          -          -           -            -
                                               ---------           --------    -------    -------      ------       ------
           Total fixed charges                 $      71           $    222    $   165    $   122      $   58       $   18
                                               =========           ========    =======    =======      ======       ======
Pretax income necessary to cover preferred
  dividend requirements                                -                  -          -          -           -            -
                                               ---------           --------    -------    -------      ------       ------
        Total combined                         $      71           $    222    $   165    $   122      $   58       $   18
                                               =========           ========    =======    =======      ======       ======
        Ratio of earnings to fixed charges
        (deficiency in the coverage of fixed
        charges by earnings before fixed
        charges)                                    9.0x               10.1 x      7.6 x  $   (96)     $ (166)      $ (169)
                                               =========           ========    =======    =======      ======       ======
        Ratio of earnings to combined fixed
        charges and preferred dividend
        requirements (deficiency in the
        coverage of combined fixed charges
        and preferred dividend requirements         9.0x               10.1 x      7.6 x  $   (96)     $ (166)     $  (169)
        deficiency)                            =========           ========    =======    =======      ======       ======

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